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                                                                   EXHIBIT 10.22

                      Partnership for One-hundred Plan II


The following is the plan text for the Partnership for One-hundred Plan II (the "1997 Plan"). The purpose of the 1997 Plan is to renew potential cash incentive benefits that were terminated when the original Partnership for One-hundred Plan (the "1995 Plan") was amended in December 1996. As noted in Bankers Trust New York Corporation's (the "Corporation") definitive Proxy Statement issued in connection with the 1997 Annual Meeting of Stockholders, the 1995 Plan was amended to reduce the fluctuations in the Corporation's earnings as a result of variable compensation accounting treatment accorded the 1995 Plan. In the succeeding six months various alternatives to the 1995 Plan were studied resulting in the 1997 Plan.

The 1995 Plan provided an opportunity for participants to receive up to $100 per plan unit upon the Corporation's common stock reaching a $100 trading price. At the time the 1995 Plan was adopted, the stock was trading in the mid-$60's range. Upon amendment, the cash payout of each unit of the 1995 Plan was fixed at $41.25. The 1997 Plan provides an opportunity for participants to receive, when combined with the $41.25 of the 1995 Plan, up to a maximum potential benefit of $100 per unit as initially designed in December 1995.

There have been 1,735,000 units granted under the 1997 Plan. The Corporation does not intend to grant any additional units under the 1997 Plan. In accordance with the vesting requirements of the 1997 Plan, compensation expense associated with the 1997 Plan will be recognized over the next four years. The Corporation has entered into hedging transactions with the objective of offsetting a portion of the after tax expense which would result from an increase in the Corporation's common stock price in the period.

                      BANKERS TRUST NEW YORK CORPORATION

                      PARTNERSHIP FOR ONE-HUNDRED PLAN II

                                 PLAN DOCUMENT

I. Purpose of the Plan

The purpose of the Partnership for One hundred Plan II (the "Plan") is to provide key employees of Bankers Trust New York Corporation and its subsidiaries (the "Corporation") an incentive to exert their efforts to increase the price of Bankers Trust New York Corporation common stock (the "Stock").

II.  Administration of the Plan

The Plan is to be administered by the Human Resources Committee of the Corporation's Board of Directors (the "Committee"). The Committee also shall interpret the provisions of the Plan.

III.  Eligible Employees

Participants in the Plan will include approximately 35 senior executives of the Corporation as selected by the Committee.

IV.  Unit Awards of the Plan

Under the Plan, participants are to receive Unit Awards whose values, subject to
Section VI, will be based on the value of the Stock at the end of the performance period. For the purpose of this Section, the value of the Stock is the average of the mean high and low trading prices of the Stock, as reported on the New York Stock Exchange Composite tape for each business day during the three month period ending December 31, 2000 ("Stock Value").

Each Unit is first valued at $6.53 when Stock Value is $92 and increases by $6.53 for each $1 increase in Stock Value over $92 until units reach their maximum value of $58.75 each, at a Stock Value of $100. Fractional share prices will be valued proportionately.

V.  Vesting and Distribution Provisions

Subject to Sections VIII and IX, Units vest one-third per year each on December 31st of 1998, 1999 and 2000. Subject to Sections VI, VIII and X, the cash value of Unit Awards will be distributed on or about December 31, 2000.
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VI.  Special Incentive

In the event the Stock trades at $100 on three consecutive days or five days in total, as reported on the New York Stock Exchange Composite tape during the period January 1, 1998 and December 31, 2000, inclusive, the value of each unit will be fixed ("Lock-In") at $58.75. In addition, within five days following Lock-In, participants will receive the value of their Unit Awards in cash to the extent vested. The balance of each participant's Unit Award will be distributed proportionately as it subsequently vests.

VII.  Transferability Restrictions

Unit Awards may not be assigned, pledged or otherwise transferred.

VIII.  Change of Control

In the event of a Change of Control (as defined in the Corporation's 1997 Stock Option and Stock Award Plan), the value of all Unit Awards, will be immediately paid to the respective participants. For the purpose of this Section, the value of Unit Awards will be based on the average of the reported New York Stock Exchange Composite tape's high and low trading prices of the Stock on the date the Change of Control occurs.

IX.  Termination Provisions

a) Retirement, Death and Total Disability - Units vest in full on the off-payroll date. Unless otherwise determined by the Committee, with respect to Executive Officers of the Corporation or otherwise determined by the CEO, with respect to non-Executive Officers, Unit Awards will be valued and distributed according to Sections IV and VI.

b) Resignation - Unvested Units are forfeited upon the off-payroll date. The value of the vested Units will correspond to the lower of the Stock Value on the resignation date or the end of the five year period and will be distributed on or about December 31, 2000. For the purpose of determining the Stock Value under this Subsection, the off-payroll date is substituted for December 31, 2000.

c) Termination for Disciplinary Reasons ("Cause") as defined in the Corporation's Policies section of the Employee Handbook - All Units, vested and unvested, are forfeited.

d) Other Terminations - Units will be valued based on Stock Value and paid out on the off-payroll date. For the purpose of determining the Stock Value under this Subsection, the off-payroll date is substituted for December 31, 2000.

X.  Employee Taxes

All distributions from the Plan are subjects to all tax withholding as required.



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XI.  Plan Amendments, Termination

The Committee reserves the right to rescind the Plan and replace it with a different plan that is determined by the Committee to be of equal value (not necessarily based on stock price) if deemed by the Committee to be in the best interests of the Corporation.

XII.  Effective Date

The plan is to be effective upon approval by the Committee.